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The following presentation was made at IPWeek on February 25, 2021.

Tze San Koh

ExxonMobil, President, China Gas Marketing

IP Week, Feb. 25, 2021

Transcript:

Sure, thank you, Tim. And hello everybody. And since we are still within the 15 days of Chinese New Year, and I know many people are dialing in from China and around the world that celebrate Chinese New Year. So, [happy Chinese New Year spoken in Chinese].

Now, close to my heart right in China itself, China is the largest energy consumer in the world, displaying a massive energy demand that is projected to grow as the Chinese government focuses on bringing more of its citizens out of poverty and more towards the middle class. China is one of the few country that had register positive GDP growth in 2020 at 2.3%. Despite the pandemic and economic slowdown, China whole year natural get demand increased due to natural gas environmental competitiveness versus coal. China LNG imports in 2020 register more than 10% increase to 67 MTA versus 2019. LNG growth is higher than overall average nat- natural gas growth thanks to LNG cost competitiveness over other natural gas resources, like domestic gas, imported pipeline, especially in the coastal region.

The other thing to note is China’s share of natural gas in its primary energy mix is only 8.3%, much lower than the global average of 24.8. So signifying the growth potential. And on top of that recently the World Bank project China projected 2021 GDP growth at 7.9%. So from our perspective all signs indicate China natural gas, as well as LNG markets have recovered from COVID-19 and will continue to grow in the future.

[Later]

Yeah, sure, so, you know, just before I talk about, you know, LNG, ExxonMobil LNG China, I would just say that, you know, ExxonMobil has been in China for more than 128 years. And from an LNG perspective, we have been among the first to actually import LNG into China itself. And so we had spoke to, you know, the three NOC, and I see that Sinopec, you know, is on the line. So there’s a key customers of ours. And we are also reaching out to tier two customers which are the provincial energy company.

[Later]

So let me zoom in and be very specific to China because I think Ma Li gave a pretty good overview in terms of Asia. So let me now turn to China. I mean, China presidency announcement during the UN General Assembly was, you know, I think everybody heard that, is that China aims to have CO2 emission peak before 2030. And then to achieve carbon neutrality before 2060. As of now, coal accounted for about 58% of China total energy consumption, and 66% of its electricity generation. And natural gas can provide air quality as well as greenhouse natural gas benefits compared to coal in a broad range of application. And the use of natural gas in power generations plays an important role in reducing global emissions. And when we consider the whole lifecycle emission, natural gas emits up to about 60% lower greenhouse gases and produces significantly fewer air pollutants than coal for power generation. Therefore, natural gas also provide, pro- provides a reliable source of power to supplement renewable energy, where wind or solar power is not available. That what you say, Tim, right, just natural gas, LNG is a good friend of renewables.

And then on top of that, secondly. LNG is anticipated to remain cost competitive due to abundant natural gas resources and many aspiring exporters and as a result, competitive LNG supply sources will be advantaged in the marketplace. Then that means, in the next 10 years, the steady progress of natural gas market reform in China has been leading to continuous and rapid development of natural gas market in this, in the past decade, in the coming decades. And significant progress has been made in the relaxation of price regulation, the establishment in natural gas trading hubs, the promotion third-party access to natural gas infrastructure, and, you know, a very key development end of last year, the establishment of PipeChina. So this combination of demand growth, and then secondly supply abundance, and then lastly greater accessibility, means that natural gas is making an important contribution to enhancing energy security, which is a very important consideration in China energy mix in the next decade. I can answer you for the next decade, so do you want me to continue to talk about beyond 2030?

[Moderator says no, not yet.]

[Later]

Yes, can you hear me?

[Moderator says yes.]

Yeah, so you know, as many of you have mentioned and Tim kickoff to say that we have a far more diverse landscape of different business models as well as play in the industry. And I would say that’s very important and you see the resilience of individual player is being tested. And buyers and sellers really have to come together and work with a new level of creativity in contracting primary as well as flexibility. So definitely that’s what we are seeing in China market.

[Later]

Sure, China natural gas demand, as I mentioned, in the next decade is expected to grow. And in the near term, say during the 14th five year plan, switching to natural gas from coal will immediately reduce emission.

Then let me quickly talk about the medium term. Through the continuous development and deployment of low cost and highly efficient natural gas technology, natural gas can facilitate renewable power integration while further reducing emission.

And then progressively over the longer term, low-carbon natural gas technology, including carbon capture utilization and storage, CCUS in short, can provide an efficient and cost effective pathway to reduce GHG emission. This technology are particularly relevant for sectors where emissions are difficult or very costly to abate through other means. They can also capitalize on the use of natural gas infrastructure to minimize capital investment.

And along with such long-term trend, ExxonMobil has created a new business to commercialize this extensive low-carbon technology portfolio. The new business, ExxonMobil Low Carbon Solutions, will initially focus on carbon capture and storage, one of the critical technology that can help to achieve net zero emission and the climate goals outline in the Paris Agreement. So, in summary, ExxonMobil is committed to meeting the demand for affordable energy, while reducing emissions and managing the risks of climate change. So one quick summary.

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